Exhibit 99.1

Akers Biosciences Acquires Licenses to Coronavirus Vaccine Candidate from Premas Biotech

●	Established D-Crypt™ platform will be used to develop a proof-of-concept targeting three of the top five viral vaccine protein candidates for Coronavirus
●	Current Regulatory environment could lead to expedited clinical trials
●	Rapid commercial scale-up processes in place with Premas based on genetically engineered yeast platform

Thorofare, New Jersey, March 24, 2020/ — Akers Biosciences, Inc. (the “Company”) (NASDAQ: AKER), a developer of rapid health information technologies, today announced that it has acquired a licensing agreement with Premas Biotech, under which Akers will in-license a novel coronavirus vaccine candidate under development by Premas using Premas’ genetically engineered S. cerevisiae platform, D-Crypt™, and partner with Premas to ultimately seek FDA approval. The current global crisis has created the potential for an expedited review process from the FDA, which has recently noted its willingness to fast-track human clinical trials for certain coronavirus candidates.

Prabuddha Kundu, Co-Founder and Managing Director at Premas Biotech, added, “The strategic relationship today between Premas and Akers should accelerate our development timeline as we leverage the proven D-CryptTm platform and Akers’ 30 years of operational experience navigating the healthcare regulatory environment. We believe our platform has three key advantages which we believe will set our potential vaccine apart in the industry. First, it has successfully expressed more than 30 proteins of similar profile to those in the structure of COVID-19. We believe our platform is well suited for the expression of difficult vaccine candidate proteins, a key and difficult step in the process of developing a vaccine. Second, the technology platform is highly scalable with a robust process, which should represent significant cost savings compared to other similar vaccine platforms, which we believe is a key advantage to peers in the field. Third, we believe the current global pandemic might allow for an expedited FDA review timeline based on recent pronouncements regarding other COVID-19 vaccine and treatment candidates. In fact, we would hope to have material updates regarding proof of concept, drug design, and regulatory discussions in the near term.”

Premas is utilizing its D-Crypt™ platform to recombinantly express the major structural proteins of the coronavirus. Based on genetically engineered baker’s yeast S. cerevisiae, D-Crypt™ is highly scalable into commercial production quantities and has been previously utilized for the production of multiple human and animal health vaccines candidates during its 10-year development track record.

Prabuddha Kundu summarized, “Premas has worked successfully with global pharmaceutical companies over the past 14 years and has been recognized as one of the 20 key global manufacturers for difficult protein expression and production. We are experts in enabling gene to IND studies for drug and vaccine candidates and currently have four candidates in clinical trials globally for our partners. Our processes are robust, fast, and scalable, and aimed at reducing cost of goods, which if successful, will provide Akers with a significant competitive advantage as they move through the milestone pathway for an nCoV-19 vaccine.”

Christopher Schreiber, Executive Chairman of Akers, stated, “Akers is a Nasdaq Listed company with a 30-year history in the development and manufacturing of rapid diagnostic tests. We have always been focused on solving global health challenges. After careful evaluation, partnering with Premas to address the global health pandemic of Coronavirus represents an important opportunity to leverage our expertise, leadership, and access to capital as a public company to end this threat. We are also evaluating the utilization of our facility with Premas for the development of this vaccine candidate as we move the product forward.”

Under the terms of the agreement, Akers is acquiring Cystron Biotech LLC for a $1 million upfront payment, 622,756 shares of common stock or common stock equivalents and a royalty on net sales. In addition, Akers shall make additional payments of cash and stock to the sellers of Cystron Biotech LLC upon the achievement of certain milestones, along with a change of control. Akers is also required to make certain cash payments to Premas upon the achievement of additional milestones. For a more detailed description of the transaction documents, please see Akers’ Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on March 24, 2020.

About Premas Biotech

Premas Biotech develops novel & transformational technologies and partners with global biopharmaceutical companies to build and develop novel biotherapeutic & vaccine candidates. Premas’ key focus areas are infectious diseases, cancer, metabolic disorders and inflammation. Besides D-CryptTM the difficult to express proteins expression platform, Premas’ leading technologies include Axtex-4D™: an ex-vivo tissueoid generation platform and C-Qwence™: a fully human naive India based scFv antibody library. Further information is available on the Company’s website: www.premasbiotech.com

Contact email: contact@premasbiotech.com

About Akers Biosciences Inc.

Akers Biosciences develops, manufactures, and supplies rapid, point of care screening and testing products designed to bring health related information directly to the patient or clinician in a timely and cost-efficient manner. Akers has previously announced that that it had identified the hemp and minor cannabinoid sectors as promising adjacent opportunities that could benefit from Akers’ existing facility and its core competencies.

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include any risks detailed from time to time in Akers’ reports filed with the Securities and Exchange Commission, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” or “continue,” or similar terms or the negative of these terms. Although Akers believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. Akers does not have any obligation to update these forward-looking statements other than as required by law.

Additional information on the company and its products can be found at www.akersbio.com.

Contact:

Investor Relations: Hayden IR

Brett Mass, Managing Partner

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com